Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Technology Applications International Corp.

As independent registered public accountants, we hereby consent to the use of our report dated April 15, 2014, with respect to the financial statements of Technology Applications International Corp., in this

Registration Statement on Post-effective amendment No. 2 to Form S-1 relating to the registration of 18,448,000 shares of common stock.  We also consent to the reference of our firm under the caption “interests of named experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT

January 14, 2015